Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

TESSCO TECHNOLOGIES INCORPORATED

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TESSCO Technologies Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of TESSCO Technologies Incorporated (the “Corporation”), resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED that no shares of the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation  (the “Preferred Stock”) are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware, of eliminating from the Corporation’s Amended and Restated Certificate of Incorporation all reference to the Preferred Stock.

SECOND:  That the Certificate of Designation with respect to the above Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State of Delaware on February 1, 2008.  None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD:  That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate all reference to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, said TESSCO Technologies Incorporated has caused this certificate to be signed by Robert B. Barnhill, Jr., its Chairman, President and Chief Executive Officer, this 26th day of April, 2010.

TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ Robert B. Barnhill, Jr.
Name: Robert B. Barnhill, Jr.
Title: Chairman, President and Chief Executive Officer

Attest:

By:	/s/ David M. Young
	Name:	David M. Young
	Title:	Senior Vice President, Chief Financial Officer
and Corporate Secretary